Exhibit 4.5 - Aviva Save-As-You-Earn (SAYE) Plan Rules (2007)

Dated 26 April 2007

AVIVA PLC

RULES OF THE AVIVA
SAVINGS RELATED SHARE OPTION SCHEME 2007

Shareholders' Approval:	26 April 2007
Directors' Adoption:	22 February 2007
HMRC Approval:	6 June 2007
HMRC Ref:	SRS100153/GRP
Expiry Date:	26 April 2017
Amended: [●]

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Ref 01/145/CMilsom

Table of Contents

Contents		Page

1	Definitions	1

2	Invitations	3

3	Application	4

4	Scaling down	5

5	Option Price	6

6	Grant of Options	6

7	Scheme limits	7

8	Variations in share capital	8

9	Exercise and lapse - general rules	8

10	Exercise and lapse - exceptions to the general rules	9

11	Exchange of Options	12

12	Exercise of Options	13

13	General	15

14	Changing the Scheme and termination	17

15	Governing law	19

i

Rules of the Aviva plc Savings Related Share Option Scheme 2007

1	Definitions

1.1	Meanings of Words Used

In these Rules:

“Acquiring Company” is any company which has obtained Control of the Company or has become entitled and bound as mentioned in Rule 10.6 (Section 429 notice) as a result of events specified in Rule 10.5 (Takeovers) or Rule 10.7 (Company reconstructions) or Rule 10.8 (Reorganisation or merger);

“Associated Company” has the meaning given to it by paragraph 47(1) of Schedule 3 to ITEPA;

“Bonus Date” means the date on which the bonus becomes payable under the terms of the relevant Savings Contract;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the directors determine, any stock exchange nominated by the directors on which the Shares are traded) is open for the transaction of business;

“Company” means Aviva plc;

“Contribution” means a contribution under a Savings Contract;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date on which an Option is granted;

“Directors” means the board of directors of the Company or a duly authorised committee of the Board or any other duly authorised person;

“Eligible Employee” means any person who satisfies the conditions set out below. The conditions are that the person:

(i)
either is an employee (but not a director) of a Participating Company, or is a director of a Participating Company who is required to work for the company for at least 25 hours a week (excluding meal breaks); and

	(ii)	has earnings in respect of his office or employment within paragraph (a) above which are general earnings (or would be if there were any) to which Section 15 or Section 21 of ITEPA applies; and

	(iii)	has such qualifying period (if any) of continuous service (not exceeding five years prior to the Date of Grant) as the Directors may from time to time determine;

In addition, it means any person who is an executive director or employee of a Participating Company who is nominated by the Directors (or is nominated as a member of a category of such executive directors or employees).

However, the definition of “Eligible Employee” does not include anyone who is excluded from participation because of paragraph 11 of Schedule 3 to ITEPA (material interest provisions);

“HMRC” means Her Majesty’s Revenue and Customs;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the rules relating to admission of the Official List;

“London Stock Exchange” means London Stock Exchange plc or its successor;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiary or Subsidiaries from time to time; and

(iii)	any other company which is associated and is so designated by the Directors;

“Model Code” means the Model Code on dealings in securities set out in Listing Rule 9 annex 1;

“Official List” means the list maintained by the Financial Services Authority for the purpose of section 74(1) Financial Services and Markets Act 2000;

“Option” means a right to acquire Shares granted under the Scheme which is subject to the Rules;

“Optionholder” means a person holding an Option including his personal representatives;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 5 (Option price);

“Participating Companies” means:

(i)	the Company; and

(ii)	any Subsidiary designated by the Directors; and

(iii)	any jointly-owned company (within the meaning of paragraph 46 of Schedule 3 to ITEPA) designated by the Directors; and

(iv)	any other entity designated by the Directors which HMRC agree may participate.

“Regulations” means the Employment Equality (Age) Regulations 2006;

“Rules” means the rules of the Scheme as changed from time to time;

“Savings Contract” means a contract under a certified contractual savings plan, within the meaning of Section 326 of the Taxes Act, which is approved by HMRC for the purposes of Schedule 3 to ITEPA;

“Scheme” means this Scheme known as “The Aviva plc Savings Related Share Option Scheme 2007” as changed from time to time;

“Shares” means fully paid ordinary shares in the capital for the time being of the Company which satisfy paragraphs 18 to 22 of Schedule 3 to ITEPA;

“Specified Age” means 60;

“Subsidiary” means a company which is:

(i)	a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985; and

	(ii)	under the Control of the Company.

“Taxable Year” means the 12 month period in respect of which the Optionholder is obliged to pay US Tax or, if it would result in a longer period for the exercise of an Option, the 12 month period in respect of which the Optionholder’s employing company is obliged to pay tax.

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Trustee” means the trustee of any employee trust described in Rule 13.7 (Employee trust).

“US Taxpayer” means a person who is subject to taxation under the tax rules of the United States of America.

“US Tax” means taxation under the tax rules of the United States of America.

1.2	Shares

If any Shares which are subject to an Option cease to satisfy paragraphs 18 to 22 of Schedule 3 to ITEPA and the Directors notify HMRC that they wish the Scheme to be disapproved then the definition of “Shares” in Rule 1.1 is automatically changed to “fully paid ordinary shares in the capital of the Company”.

1.3	Unapproved schedule

The directors may adopt an unapproved schedule (or schedules) for the purpose of granting unapproved options to employees employed outside the UK on terms which are appropriate to the jurisdiction in which the employee is employed on the Date of Grant or any other terms which the Directors consider appropriate.

2	Invitations

2.1	Operation

The Directors have discretion to decide whether the Scheme will be operated. When they operate the Scheme they must invite all Eligible Employees to apply for an Option.

2.2	Time when invitations may be made

	2.2.1	Invitations may only be made within 42 days starting on any of the following:

(i) the day on which the Scheme is formally approved by HMRC;

(ii) the day after the announcement of the Company’s results through a regulatory information service for any period;

(iii) any day on which the Directors resolve that exceptional circumstances exist which justify the making of invitations;

(iv) any day on which changes to the legislation or regulations affecting savings related share option plans approved by HMRC under the Taxes Act or ITEPA are announced, effected or made; or

(v) any day on which a new Savings Contract prospectus is announced or takes effect.

2.2.2
If the Directors cannot make the invitations due to restrictions imposed by statute, order, regulation or Government directive, or by any code adopted by the Company based on the Model Code, the Directors may make the invitations within 42 days after the lifting of such restrictions.

2.3	Form of invitations

The invitation will specify:

	2.3.1	the requirements a person must satisfy in order to be eligible to participate;

	2.3.2	the Option Price or how it is to be calculated;

2.3.3
the form of application and the date by which applications must be received. This date must be between 14 days and 25 days after the date of the invitation unless otherwise agreed in advance with HMRC;

2.3.4
the length of the Savings Contract (including whether it is possible to choose to defer receiving the bonus at the end of the savings period in order to receive an increased bonus) and the date of start of the savings;

	2.3.5	the maximum number, if any, of Shares over which Options may be granted;

	2.3.6	the maximum permitted Contribution in each month which must not be more than the maximum specified by ITEPA which is currently £250;

	2.3.7	the minimum permitted Contribution in each month (which must be between £5 and £10); and

	2.3.8	whether the bonus or interest payable under the Savings Contract may be used on the exercise of the Option to purchase Shares.

3	Application

3.1	Form of Application

An application for an Option must include an application for a Savings Contract with a savings carrier nominated by the Directors. The application will be made in writing, or electronically, in a form specified by the Directors and will require the Eligible Employee to state:

	3.1.1	the Contribution he wishes to make;

	3.1.2	that his proposed Contribution, when added to any Contributions he makes under any other Savings Contract, will not exceed the maximum permitted under ITEPA which is currently £250; and

	3.1.3	the length of the Savings Contract if relevant, and whether he wishes to defer receipt of his bonus at the end of the savings period in order to receive an increased bonus.

3.2	Number of Shares

Each Eligible Employee’s application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the expected repayment under the related Savings Contract. The “expected repayment” in this Rule 3.2 does not include any bonus or interest excluded under Rule 2.3.8.

3.3	Modification of application and proposals

3.3.1
If there are applications for Options over more Shares than the maximum specified in the invitation, each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in Rule 4.

3.3.2
If an application for a Savings Contract specifies a Contribution which, when added to any other Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under ITEPA, the Savings Contract or any limit specified in the invitation), the Directors are authorised to modify it by reducing the Contribution to the maximum possible amount. Any such modification must be made before the Option is granted and before the application for the Savings Contract is accepted.

4	Scaling down

4.1	Method

If valid applications are received for a total number of Shares in excess of any maximum number specified in the invitation under Rule 2.3.5 or any limit under Rule 7, the Directors will scale down applications by choosing one or more of the following methods:

	4.1.1	reducing the proposed Contributions by the same proportion to an amount not less than the minimum amount permitted under the Savings Contract; or

4.1.2
reducing the proposed Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under the Savings Contract, by the same proportion to an amount not less than the amount chosen by the Directors; or

	4.1.3	treating any elections for the maximum bonus as elections for the standard bonus; or

	4.1.4	treating bonuses as wholly or partly excluded from the expected repayment amount.

The Directors may use other methods but they must agree these in advance with HMRC.

4.2	Insufficient Shares

If, having scaled down as described in Rule 4.1 (Method), the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may either select by lot, or decide not to grant any Options.

5	Option Price

5.1	Setting the price

The Directors will set the Option Price which must be:

	5.1.1	not manifestly less than 80 per cent of the Market Value of a Share either on the date on which invitations are sent to eligible employees or on the date specified in the invitation; and

	5.1.2	if the Shares are to be subscribed, not less than the nominal value of a Share.

5.2	Market Value “Market Value” on any particular day means:

	5.2.1	where Shares of the same class are admitted to the Official List and traded on the London Stock Exchange:

(i) their price for the immediately preceding Business Day; or

(ii) if the Directors decide, the average price for the 3 immediately preceding Business Days; or

(iii) such other price as Shares and Assets Valuation at HMRC may agree in advance.

The “price” is the middle market quotation taken from the Daily Official List of the London Stock Exchange.

5.2.2
where Rule 5.2.1 does not apply, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Shares and Assets Valuation at HMRC.

6	Grant of Options

6.1	Time of grant

Subject to Rule 4.2 (Insufficient Shares), the Directors must grant an Option to each Eligible Employee who has submitted and not withdrawn a valid application. The Option is to acquire, at the Option Price, the number of Shares for which the Eligible Employee has applied (or is deemed to have applied). The grant must be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was set.

6.2	Restrictions on grant

	6.2.1	A grant of an Option to a person who is not an Eligible Employee on the Date of Grant is void.

6.2.2
Options may only be granted under the Scheme between the date of approval of the Scheme by the Company in general meeting and the tenth anniversary of that date.  Approved Options may only be granted after the date HMRC approves the Scheme.

	6.2.3	A grant of an Option in excess of the Scheme limits in Rule 7 will take effect as a grant of an Option which would not exceed those limits.

6.3	Option certificates

6.3.1
The Directors will send to each Optionholder an option certificate as soon as practicable after the Date of Grant. The Directors will set the form of the certificate, but the certificate must be consistent with these Rules.

	6.3.2	If any option certificate is lost or damaged the Directors may replace it on such conditions as they wish to set.

6.4	No payment

Optionholders are not required to pay for the grant of any Option.

6.5	Disposal restrictions

An Optionholder must not transfer, assign or otherwise dispose of an Option or any rights in respect of it. If, in breach of this Rule, an Optionholder transfers, assigns or disposes of an Option or rights, whether voluntarily or involuntarily, then the relevant Option will immediately lapse. This Rule 6.5 does not apply to the transmission of an Option on the death of an Optionholder to his personal representatives.

7	Scheme limits

7.1	10 per cent in 10 year limit

The number of Shares which may be allocated under the Scheme on any day must not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Scheme and any other employee share plan operated by the Company.

7.2	Listing Rules

No Shares will be allocated under the Scheme if this would cause rule 6.1.19 (shares in public hands) of the Listing Rules to be breached.

7.3	Exclusions

Where the right to acquire Shares is released or lapses without being exercised these Shares are ignored when calculating the limits in this Rule.

7.4	Meaning of “allocate”

“Allocate” means granting an option or other right to acquire unissued Shares, or if there is no such grant, the issue and allotment of Shares.

8	Variations in share capital

8.1	Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital:

	8.1.1	the number of Shares comprised in each Option; and

	8.1.2	the Option Price,

may be adjusted in any way (including retrospective adjustments) which the Directors consider appropriate. However, no adjustment may be made under this Rule 8 without the prior approval of HMRC.

The adjusted total Option Price must be as near as possible to, and must not exceed, the expected proceeds of the related Savings Contract at the Bonus Date. These are the proceeds taken into account under Rule 3.2 to calculate the number of shares subject to the Option.

8.2	Nominal value

	8.2.1	The Option Price may be adjusted to less than nominal value. However, where Shares are to be subscribed, Rule 8.2.2 must be followed.

8.2.2
Where Shares are to be subscribed, the Option Price may only be adjusted to a price less than nominal value if the Directors resolve to capitalise the reserves of the Company, subject to any necessary conditions. This capitalisation will be of an amount equal to the difference between the adjusted Option Price payable for the Shares to be issued on exercise and the nominal value of such Shares on the date of allotment of the Shares. If, at the time of exercise, the Directors do not resolve to capitalise the reserves of the Company for this purpose then the adjustment under this Rule 8.2 will be deemed not to have taken place.

8.3	Notice

The Directors may notify Optionholders of any adjustment made under this Rule 8.

9	Exercise and lapse - general rules

9.1	Exercise

Except where exercise is permitted as described in Rule 10 (Exercise and lapse - exceptions to the general rules), an Option can only be exercised:

	9.1.1	during the period of six months after the Bonus Date; and

	9.1.2	so long as the Optionholder is a director or employee of a Participating Company.

9.2	Material interest

An Optionholder cannot exercise his Option if he is (or was at the date of his death), ineligible to participate in the Scheme because of paragraph 11 of Schedule 3 to ITEPA (material interest provisions).

9.3	Lapse

An Option will lapse on the earliest of:

	9.3.1	the date the Optionholder ceases to be a director or employee of a Participating Company, unless any of the provisions of Rule 10 (Exercise and lapse - exceptions to the general rules) apply;

	9.3.2	the date on which the Optionholder gives or is deemed to give notice under the Savings Contract that he intends to stop paying contributions under his Savings Contract;

	9.3.3	the date on which the Optionholder stops paying contributions under his Savings Contract unless any of the provisions of Rule 10 (Exercise and lapse - exceptions to the general rules) apply;

	9.3.4	the expiry of any period specified in Rule 10 (Exercise and lapse - exceptions to the general rules) except Rule 10.4 (Specified Age); or

	9.3.5	six months after the Bonus Date unless Rule 10.3 (Death) applies.

When this Rule 9.3 applies to an Optionholder who is a US Taxpayer, an Option will lapse on the date specified in this Rule 9.3 or, if earlier, on the expiry of 2.5 calendar months after the end of the Taxable Year in which the Option became exercisable.

10	Exercise and lapse - exceptions to the general rules

10.1	Cessation of employment

	10.1.1	An Optionholder may exercise his Option within 6 months after he ceases to be a director or an employee of a Participating Company for one of the reasons set out below. The reasons are:

(i) injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or retirement on reaching the Specified Age or any other age at which he is bound to retire.

For the purposes of rule 10.1.1, an employee is bound to retire if the employer has notified or should have notified the employee in accordance with paragraph 2 of Schedule 6 to the Regulations; and

(i) the contract of employment terminates on the intended date of retirement (as defined in paragraph 1 of Schedule 6 to the Regulations) or;

(ii)
the contract of employment terminates on such date as is agreed between the employee and the employer pursuant to the exercise of a statutory right to request not to retire under paragraph 5 of Schedule 6 to the Regulations”.

		(ii)	his office or employment being in a company of which the Company ceases to have Control;

		(iii)	the business or part of a business in which he works being transferred to a company which is neither an Associated Company nor a company of which the Company has Control.

10.1.2
If the Optionholder ceases to be a director or employee of a Participating Company more than three years after the Date of Grant for one of the reasons set out below he may exercise his option within six months after leaving.  The reasons are:

		(i)	retirement with the agreement of the Optionholder’s employer;

		(ii)	any other reason permitted by the Directors.

	10.1.3	For the purposes of this Rule 10.1, an Optionholder is not treated as ceasing to be a director or employee of a Participating Company until he has ceased to be a director or employee of:

		(i)	the Company;

		(ii)	an Associated Company; or

		(iii)	a company under the control of the Company.

	10.1.4	This rule applies if an Optionholder:

		(i)	ceases to be a director or employee of a Participating Company but on or immediately after the date of cessation is a director or employee of an Associated Company, and

		(ii)	subsequently ceases to be a director or employee of the Associated Company.

When this rule applies, the Optionholder can exercise his Option if the reason for him ceasing to be a director or employee of the Participating Company (not the Associated Company) was one of the reasons set out in Rule 10.1.1.

10.2	Employment with an Associated Company

If an Optionholder is on the bonus date an employee or director of an Associated Company or a company of which the Company has Control, he may exercise his Option within six months of that date.

10.3	Death

If an Optionholder dies, his Option may be exercised by his personal representatives within one year after:

	10.3.1	the date of his death if death occurred before the relevant Bonus Date; or

	10.3.2	the Bonus Date if the death occurred on or within six months after the relevant Bonus Date.

10.4	Specified Age

If an Optionholder continues to be a director or employee of a Participating Company after the date on which he reaches the Specified Age, he may exercise his Option within 6 months after reaching the Specified Age.

10.5	Takeovers

This Rule applies where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making a general offer to obtain Control of the Company which is unconditional or becomes or is declared wholly unconditional.

When this Rule applies Options may, subject to Rule 10.8 (Reorganisation or merger), be exercised within the 6 month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

The Options will lapse at the end of the 6 month period unless the Directors give written notice to all the Optionholders before the end of the 6 month period that the Options will not lapse.

10.6	Section 429 notice

This Rule applies if a person (or a group of persons acting in concert) becomes bound or entitled to acquire Shares by serving a notice under section 429 of the Companies Act 1985 or other local legislation which HMRC agrees is equivalent (a “section 429 notice”). Subject to Rule 10.8 (Reorganisation or merger), Options may be exercised at any time when that person remains so bound or entitled, which is the period of six weeks from the date of the section 429 notice.

10.7	Company reconstructions

This Rule applies if under section 425 of the Companies Act 1985 (or other local legislation which HMRC agrees is equivalent):

10.7.1
a court sanctions a compromise or arrangement, proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies; or

	10.7.2	there is a local procedure which HMRC agrees is equivalent.

Options may, subject to Rule 10.8 (Reorganisation or merger), be exercised within the 6 month period after the date of the sanction.

10.8	Reorganisation or merger

If this Rule applies, no Options are exercisable. Instead all Options are exchanged during the period set out in paragraph 38(3) of Schedule 3 to ITEPA. Rules 11.3 and 11.4 apply to the exchange.

This Rule applies when:

	10.8.1	an Acquiring Company has obtained Control of the Company or has become entitled and bound as mentioned in Rule 10.6 (Section 429 notice); and

	10.8.2	the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company immediately before then; and

	10.8.3	the Acquiring Company consents to the exchange of Options under this Rule.

10.9	Winding-up

If the Company passes a resolution for its voluntary winding-up, Options may be exercised within six months after the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate), and the Optionholder must apply for this authority and pay his application cost. Any Options not exercised during that period will lapse at the end of the period.

10.10	Loss of Ownership

Where an Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law or does anything or omits to do anything, which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

10.11	Priority

If there is any conflict between any of the provisions in Rules 9 (Exercise and lapse - general rules) and 10 (Exercise and lapse - exceptions to the general rules), the provision which results in the shortest exercise period will prevail.

11	Exchange of Options

11.1	Application

This Rule 11 applies to all Options (whether or not already exercisable) if a company:

	11.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)
the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Offeror Company will have Control of the Company; or

(ii) all the Shares (or those Shares not already owned by the Offeror Company or its subsidiary or holding company); or;

	11.1.2	obtains Control of the Company under a scheme of arrangement sanctioned by the court under Section 425 Companies Act 1985 or other local procedure which HMRC agrees is equivalent; or

	11.1.3	becomes entitled or bound to acquire Shares under Sections 428 and 429 Companies Act 1985 or other local legislation which HMRC agrees is equivalent.

11.2	Agreement to exchange

If this Rule 11 applies, the Optionholder may, with the agreement of the Acquiring Company, exchange his Options under Rule 11.3 (Exchange) during the period set out in paragraph 38(3) of Schedule 3 to ITEPA.

11.3	Exchange

Where an Option is to be exchanged the Optionholder will be granted a new option to replace it. Where an Optionholder is granted a new option then:

11.3.1
the new option will be in respect of shares, which satisfy the conditions of paragraph 39 of Schedule 3 to ITEPA in any body corporate (falling within paragraph 18(b) or (c) of Schedule 3 to ITEPA determined by the Acquiring Company;

	11.3.2	the new option will be equivalent to the Option that was exchanged;

	11.3.3	the new option will be treated as having been acquired at the same time as the Option that was exchanged and be exercisable in the same manner and at the same time;

	11.3.4	the new option will be subject to the Rules as they last had effect in relation to the Option that was exchanged;

11.3.5
with effect from the exchange, the Rules will be construed in relation to the new option as if references to Shares were references to the shares over which the new option is granted and references to the Company were references to the body corporate determined by the Directors under Rule 11.3.1.

11.4	Grant

The Acquiring Company must not grant Options under the Scheme other than under Rule 11.3 (Exchange).

12	Exercise of Options

12.1	Limit on exercise

An Optionholder may exercise his Option using funds equal to or less than the amount repayable under his Savings Contract, including any bonus or interest. An Optionholder can only use Contributions made before the date of exercise of the Option, and any bonus or interest on them.

12.2	Manner of exercise

Options must be exercised by notice in writing in a form specified by the Company signed by the Optionholder or by his agent and delivered to the Company or its agent. The Optionholder must also send:

	12.2.1	if the Company so requires, the relevant option certificate; and either

	12.2.2	payment in full in cleared funds and evidence of the termination of the Savings Contract; or

	12.2.3	authority to terminate the Savings Contract and use the amount needed to acquire the number of Shares over which the Option is being exercised.

The exercise of the Option is effective on the date of receipt by the Company or its agent of the notice, the option certificate (if required) and the relevant payment or authority. The Company may also make arrangement for Options to be exercised electronically or by telephone if HMRC has agreed to this in relation to the Plan. If so, the Company will notify Optionholders of the process and documents required.

12.3	Part exercise

Subject to any other restriction in the Rules, Options may be exercised in respect of all the Shares under the Option or some only of the Shares. However, Options must be exercised for at least 10 Shares and may be exercised only once in multiples of 10 Shares. These restrictions do not apply where an Option is exercised to the full extent possible at the time.

12.4	Issue or transfer

Subject to Rule 12.6 (Consents):

	12.4.1	Shares to be issued following the exercise of an Option must be issued within 30 days of the date of exercise; and

	12.4.2	if Shares are to be transferred following the exercise of an Option, the Directors must procure this transfer within 30 days of the date of exercise.

12.5	Rights

12.5.1
Shares issued on exercise of an Option rank equally in all respects with the Shares in issue on the date of allotment. They do not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

12.5.2
Where Shares are to be transferred on the exercise of an Option, Optionholders are entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They are not entitled to rights before that date.

12.6	Consents

All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder is responsible for complying with any requirements to obtain or avoid the need for any such consent.

12.7	Articles of association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company from time to time in force.

12.8	Listing

If and so long as the Shares are listed on the Official List or of any other stock exchange where Shares are traded, the Company must apply for listing of any Shares issued pursuant to the Scheme as soon as practicable after their allotment.

13	General

13.1	Notices

	13.1.1	Any notice or other document which has to be given to an Eligible Employee or Optionholder under or in connection with the Scheme may be:

(i) delivered or sent by post to him at his home address according to the records of his employing company; or

(ii) sent by e-mail or fax to any e-mail address or fax number which, according to the records of his employing company, is used by him;

or in either case such other address, which the Company considers appropriate.

13.1.2
Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Scheme may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or the duly appointed agent may from time to time decide and notify to Optionholders) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

13.1.3
Notices sent by post will be deemed to have been given on the earlier of the date of actual receipt and the second day after the date of posting. However, notices sent by or to an Optionholder who is working overseas will be deemed to have been given on the earlier of the date of actual receipt and the seventh day after the date of posting.

	13.1.4	Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

13.2	Documents sent to shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

13.3	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme is conclusive.

13.4	Costs

The Company will pay the costs of introducing and administering the Scheme. The Company may require each Participating Company to reimburse the Company for any costs incurred in connection with the grant of Options to, or exercise of Options by, employees of that Participating Company.

13.5	Administration

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme.

13.6	Terms of employment

	13.6.1	For the purposes of this Rule, “Employee” means any employee of a Member of the Group.

	13.6.2	This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

13.6.3
Nothing in the Rules or the operation of the Scheme forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Scheme. Participation in the Scheme does not create any right to, or expectation of, continued employment.

13.6.4
No employee has a right to participate in the Scheme. Participation in the Scheme or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Scheme or the grant of Options on the same basis, or at all, in any future year.

	13.6.5	The terms of the Scheme do not entitle the Employee to the exercise of any discretion under the Rules in his favour.

13.6.6
The Employee will have no claim or right of action in respect of any decision, omission or discretion under the Rules, not relating to a subsisting Option, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

13.6.7
The Employee will have no claim or right of action in respect of any decision, omission or discretion under the Rules relating to a subsisting Option which may operate to the disadvantage of the Employee.

	13.6.8	No Employee has any right to compensation for any loss in relation to the Scheme, including any loss in relation to:

(i) any loss or reduction of rights or expectations under the Scheme in any circumstances (including lawful or unlawful termination of employment);

(ii) any exercise of a discretion under the Rules or a decision taken in relation to an Option or to the Scheme, or any failure to exercise a discretion or take a decision;

(iii) the operation, suspension, termination or amendment of the Scheme.

13.6.9
Participation in the Scheme is permitted only on the basis that the Participant accepts all the provisions of the Rules, including this Rule. By participating in the Scheme, an Employee waives all rights under the Scheme, other than the right to exercise an Option subject to and in accordance with the express terms of the rules.

13.6.10
Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Scheme. This does not affect any other right or remedy of a third party which may exist.

13.7	Employee trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable the trust or him to acquire Shares for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

13.8	Withholding

If an Optionholder, who is not in receipt of earnings within paragraphs 15-21 of ITEPA, is subject to any withholding in any jurisdiction following the exercise of an Option then, unless the Optionholder discharges the liability himself, the Company, any employing company or the Trustee may withhold any amount and make any arrangements as it considers necessary to meet any liability of the Optionholder to taxation or social security contributions in respect of Options. These arrangements include the sale of any Shares on behalf of an Optionholder.

13.9	Data protection

By participating in the Scheme the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company, any Associated Company, Trustee or third party service provider, for all purposes relating to the operation of the Scheme. These include, but are not limited to:

	13.9.1	administering and maintaining Optionholder records;

	13.9.2	providing information to an Associated Company, trustees of any employee benefit trust, registrars, brokers savings carrier or other third party administrators of the Scheme;

	13.9.3	providing information to future purchasers of the Company or the business in which the Optionholder works;

13.9.4
transferring information about the Optionholder to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Optionholder’s home country.

14	Changing the Scheme and termination

14.1	Directors’ powers

Except as described in the rest of this Rule 14, the Directors may at any time change the Scheme in any way.

14.2	Shareholders’ approval

14.2.1
Except as described in Rule 14.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules to the advantage of present or future Optionholders which relates to the following:

		(i)	the persons to whom or for whom Shares may be provided under the Scheme;

		(ii)	the limitations on the number of Shares which may be issued under the Scheme;

		(iii)	the maximum Contribution which may be made under the Scheme;

		(iv)	the determination of the Option Price;

		(v)	any rights attaching to the Options and the Shares;

		(vi)	the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

		(vii)	the terms of this Rule 14.2.1.

	14.2.2	The Directors need not obtain the approval of the Company in general meeting for any minor changes:

		(i)	to benefit the administration of the Scheme;

		(ii)	which are necessary or desirable in order to maintain HMRC approval of the Scheme under Schedule 3 to ITEPA or any other enactment;

		(iii)	to comply with or take account of the provisions of any proposed or existing legislation;

		(iv)	to take account of any changes to the legislation; or

		(v)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

14.3	Revenue approval

If the approved status of the Scheme is to be maintained, any change to a key feature of the Rules after it has been approved under ITEPA will take effect from the later of:

	14.3.1	the date that the change is approved by HMRC; and

	14.3.2	the date the Directors resolve to approve the amendment.

If the approved status of the Scheme is not to be maintained, the Directors must inform HMRC as soon as practicable. A “key feature” is any provision necessary to meet the requirements of ITEPA.

14.4	Notice

The Directors may give written notice of any changes made to any Optionholder affected.

14.5	Termination of the Scheme

The Scheme will terminate on the tenth anniversary of the date of approval of the Scheme by the Company in general meeting but the Directors may terminate the Scheme at any time before that date. However, Options granted before such termination will continue to be valid and exercisable as described in these Rules.

15	Governing law

English law governs the Scheme and all Options and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Scheme or any Option.